Exhibit 99.4

First Tower Finance
Company LLC and
Subsidiaries

Consolidated Financial Statements

(Unaudited)

December 31, 2023 and 2022

First Tower Finance Company LLC and Subsidiaries

Table of Contents

Consolidated Financial Statements (Unaudited)

    Consolidated Balance Sheets    1 - 2

    Consolidated Statements of Operations and Comprehensive Loss    3

    Consolidated Statements of Changes in Members’ Equity (Deficit)    4

    Consolidated Statements of Cash Flows     5 - 6

    Notes to Consolidated Financial Statements    7 - 39

First Tower Finance Company LLC and Subsidiaries

Consolidated Balance Sheets (Unaudited)

As of December 31,	2023	2022

Assets
Cash and cash equivalents	$18,870,347	$8,293,721
Investment in equity securities	2,708,396	2,477,790
Debt securities available for sale, at fair value (amortized	50,828,560	58,556,224
cost $52,377,124 and $61,184,554 as of
December 31, 2023 and 2022, respectively)
Finance receivables, net of allowance for credit losses	739,859,499	752,291,385
of $94,275,294 and $84,817,664 as of December 31, 2023 and 2022, respectively
Unearned premiums	(43,545,824)	(48,622,537)
Policy claim reserves	(2,311,333)	(2,950,965)
Net finance receivables, less unearned premiums and
policy claim reserves	694,002,342	700,717,883

Other receivables	2,373,383	2,242,431
Operating lease right-of-use assets, net	16,383,707	14,836,440
Real estate acquired by foreclosure	112,025	177,781
Property and equipment, net	18,317,929	20,117,013
Deferred policy acquisition costs	1,124,171	1,230,792
Intangible assets, net	5,556,389	7,163,057
Goodwill	136,176,452	136,176,452
Refundable income taxes	—	320,828
Other assets	477,841	462,365

Total assets	$946,931,542	$952,772,777

		(Continued)
The accompanying notes are an integral part of these financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Balance Sheets (Unaudited) (Continued)

As of December 31,	2023	2022
Liabilities and Members' Equity (Deficit)
Liabilities:
Notes payable, net	$539,750,366	$551,288,383
Operating lease liabilities	16,764,995	15,001,961
Subordinated notes payable to members	516,150,151	470,008,917
Accounts payable and accrued expenses	12,882,304	13,217,828
Income taxes payable	37,280	-
Profit Interest Payable	1,744,764	-
Deferred tax liabilities, net	8,529,763	7,503,253
Other liabilities	2,360,819	2,310,146

Total liabilities	1,098,220,442	1,059,330,488

Commitments and Contingencies (Notes 6 and 18)

Members' Equity (Deficit):
Class A members	(150,816,084)	(105,311,803)
Class B members	(8,203)	29,065
Class C members	697,594	-
Class D members	-	697,594
Accumulated other comprehensive income (loss)
net of income tax effects	(1,162,207)	(1,972,567)
Total members' equity (deficit)	(151,288,900)	(106,557,711)
Total liabilities and members' equity (deficit)	$946,931,542	$952,772,777

The accompanying notes are an integral part of these financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

For year ending December 31,	2023	2022

Revenues:
Interest and fee income from finance receivables	$254,428,648	$247,723,405
Insurance premiums	35,650,564	36,599,869
Net investment income	1,670,819	1,331,833
Unrealized gains (losses) on equity securities	190,391	(389,065)
Net realized investment losses	(136,647)	(674,439)
Other income	11,593,305	15,741,021

Total revenues	303,397,080	300,332,624

Expenses:
Interest expense	118,673,057	115,964,499
Policyholders' benefits	5,389,739	5,984,249
Salaries and fringe benefits	45,349,112	43,989,209
Provision for credit losses	119,313,883	121,162,343
Other operating expenses	53,490,094	53,450,754
Profit interest expense (Note 13)	2,900,415	—
Management Fees	2,997,961	3,833,013

Total expenses	348,114,261	344,384,067

Loss before income taxes	(44,717,181)	(44,051,443)
Income tax expense	824,368	522,580

Net loss	(45,541,549)	(44,574,023)

Other comprehensive income (loss), net of income tax effects of approximately ($269,000) in 2023 and $1,069,000 in 2022
Unrealized holding gains on securities	707,806	(3,714,661)
Reclassification adjustments for amounts included in net loss	102,554	506,166

Other comprehensive income (loss)	810,360	(3,208,495)

Comprehensive loss	($44,731,189)	($47,782,518)

The accompanying notes are an integral part of these financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity (Deficit) (Unaudited)

	Class A Members Equity	Class B Members Equity	Class B Members Equity	Class D Members Equity	Accumulated Other Comprehensive Income
For years ending December 31,						Total

Balance, January 1, 2022	$(60,659,545)	$(26,140)	$—	$665,613	$1,235,928	$(58,784,144)

Member compensation vested	—	—	—	31,981	—	31,981
Net loss	(44,537,547)	(36,476)	—	—	—	(44,574,023)
Equity contribution		91,681				91,681
Change in net unrealized loss
on debt securities
available for sale	—	—	—	—	(3,208,495)	(3,208,495)
Cumulative effect of change in accounting principle	(114,711)	—	—	—	—	(114,711)

Balance, December 31, 2022	(105,311,803)	29,065	—	697,594	(1,972,567)	(106,557,711)

Member compensation vested
Net loss	(45,504,281)	(37,268)	—	—	—	(45,541,549)
Conversion of Class D units to Class C Units	—	—	697,594	(697,594)	—	—
Change in net unrealized loss
on debt securities
available for sale	—	—	—	—	810,360	810,360
Balance, December 31, 2023	$(150,816,084)	$(8,203)	$697,594	$—	$(1,162,207)	$(151,288,900)
The accompanying notes are an integral part of these financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

For year ending December 31,	2023	2022

Operating Activities
Net loss	(45,541,549)	(44,574,023)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	6,697,204	6,459,602
Amortization of debt issue costs	506,273	429,138
Amortization of discount on investment securities, net	824,526	989,631
Amortization of deferred loan origination costs	13,487,554	14,301,926
Loss on sales of investments, net	136,647	674,439
Unrealized loss on equity securities	(190,391)	389,066
(Gain) Loss on sales of assets	(35,287)	113,316
Loss from sales and impairments of real estate	—	18,340
Deferred income tax expense	769,930	475,508
Provision for credit losses	119,313,883	121,162,343
Member compensation expense	—	31,981
Paid-in-kind rate interest added to principal	47,374,131	29,047,930
Changes in operating assets and liabilities:
Other Receivables	(130,952)	(998,084)
Other assets	(15,476)	99,149
Deferred policy acquisition cost	106,621	(29,563)
Policy claim reserves	(639,632)	(397,380)
Accounts payable and accrued expenses	(335,524)	(7,390,885)
Unearned premiums	(5,076,713)	339,467
Operating lease right-of-use asset and liabilities, net	215,767	50,810
Profit interest payable	1,744,764	—
Other liabilities	395,957	160,891

Net cash provided by operating activities	$139,607,733	$121,353,602

		(Continued)

The accompanying notes are an integral part of these financial statements.

First Tower Finance Company LLC and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited) (Continued)

For year ending December 31,	2023	2022

Investing Activities
Loans originated, net of amounts repaid	$(107,943,000)	$(171,078,204)
Loan costs paid	(12,445,992)	(14,002,554)
Proceeds from sales of investment in real estate	85,197	138,976
Proceeds from calls or maturities of debt securities	3,616,441	6,247,703
Proceeds from sales of debt securities	14,585,043	12,604,902
Purchase of equity securities	(40,215)	(179,666)
Purchases of debt securities	(10,355,230)	(21,092,993)
Proceeds from sales of property and equipment	60,404	125,569
Purchase of property and equipment	(3,316,568)	(3,454,441)
Net cash used in investing activities	(115,753,920)	(190,690,708)

Financing Activities
Net changes in notes payable	(11,658,040)	46,731,923
Debt issues cost paid	(386,250)	(585,000)
Payments of subordinated debt principal	(1,232,897)	—
Proceeds from issuance of subordinated debt	—	27,743,371
Proceeds from equity contribution	—	91,681
Net cash provided by (used in) financing activities	(13,277,187)	73,981,975

Net increase in cash and cash equivalents	10,576,626	4,644,869

Cash and cash equivalents
Beginning of year	8,293,721	3,648,852

End of year	$18,870,347	$8,293,721

Supplemental Disclosures of Cash Flow Information
Non-Cash activity - real estate acquired by foreclosure
in satisfaction of finance receivables	$19,000	$59,000

Lease liabilities arising from right-of-use assets
for operating leases	$2,823,077	$3,859,758

Cash payments for interest on notes payable	$43,001,000	$24,925,000

Cash payments for interest, including interest,
on subordinated notes payable to members	$28,746,000	$90,611,000

Income Taxes Paid	$57,000	$2,000
The accompanying notes are an integral part of these financial statements.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 1.    Description of Business

First Tower Finance Company LLC (the Company) is a Mississippi limited liability company, which wholly-owns First Tower, LLC. First Tower, LLC is engaged in consumer lending and related insurance activities through its wholly-owned subsidiaries Tower Loan of Mississippi, LLC, Tower Loan of Illinois, LLC, Tower Loan of Texas, LLC, First Tower Loan, LLC, Gulfco of Mississippi, LLC, Gulfco of Alabama, LLC, Gulfco of Louisiana, LLC, Tower Loan of Missouri, LLC, Harrison Finance, LLC, and Tower Auto Loan, LLC. Tower Loan of Mississippi, LLC is the sole member of American Federated Holding Company, which has two wholly-owned subsidiaries, American Federated Insurance Company (AFIC), and American Federated Life Insurance Company (AFLIC). These entities are collectively referred to as “the Company”. The Company acquires and services finance receivables (direct loans, real estate loans and sales finance contracts) through branch offices located in Mississippi, Louisiana, Alabama, Illinois, Missouri, and Texas. In addition, the Company writes credit insurance when requested by its loan customers.

Government Regulation: The Company is subject to various state and federal laws and regulations in each of the states in which it operates that are enforced by the respective state regulatory authorities. These state laws and regulations impact the economic terms of the Company’s products. In addition, these laws regulate collection procedures, the keeping of books and records and other aspects of the operation of consumer finance companies. As a result, the terms of products offered by the Company vary among the states in which it operates in order to comply with each state’s specific laws and regulations.

Each of the Company’s branch offices is separately licensed under the laws of the state in which the office is located. Licenses granted by the regulatory agencies in these states subject the Company to regulatory examinations or other actions by these agencies as well as annual renewal. Licenses may be revoked for failure to comply with applicable state and federal laws and regulations.

The Company is also subject to state regulations governing insurance agents in the states in which it sells credit insurance. State insurance regulations require that insurance agents be licensed; govern the commissions that may be paid to agents in connection with the sale of credit insurance and limit the premium amount charged for such insurance.

Note 2.    Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Basis of Accounting: The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP). The Financial Accounting Standards Board (FASB) provides authoritative guidance regarding GAAP through the Accounting Standards Codification (ASC) and related Accounting Standards Updates (ASUs).

Use of Estimates: In preparing its financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of revenues and expenses for the years ended December 31, 2023 and 2022. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to change include the determination of the allowance for credit losses on finance receivables, policy claim reserves, realizability of deferred tax assets and liabilities and the valuation of investments.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)

Note 2.    Summary of Significant Accounting Policies (Continued)

Investment in Equity Securities: The Company has an investment in a large capitalization equity mutual fund which is classified as an equity security. Changes in the unrealized gains and losses of equity security investments are recognized through earnings. Dividends on equity securities are recognized in net investment income. Realized gains and losses on sales of equity securities are determined using the specific identification method.

Debt Securities Available-for-Sale: Debt securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the interest method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

A debt security is placed on nonaccrual status at the time any principal or interest payments become 90 days delinquent. Interest accrued but not received for a security placed on non-accrual is reversed against interest income.
Allowance for Credit Losses – Available-for-Sale Securities: For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. For purposes of identifying and measuring impairment, the applicable accrued interest is included in the fair value and the amortized cost of the available-for-sale securities. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Changes in the allowance for credit losses are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectibility of an available-for-sale security is confirmed or when either of the criteria regarding the intent or requirement to sell is met.

Fair Value Measurements: The Company carries its equity securities, and its debt securities available-for-sale at fair value on a recurring basis and measures certain other assets and liabilities at fair value on a nonrecurring basis using a hierarchy of measurements which requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
Three levels of inputs are used to measure fair value:

Level 1    Valuations based on unadjusted quoted prices for identical assets in active markets accessible at the measurement date.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)

Note 2.    Summary of Significant Accounting Policies (Continued)

Fair Value Measurements (continued):

Level 2    Valuations derived from (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in inactive markets; (iii) inputs other than quoted prices that are observable for the asset or liability; and (iv) inputs that are derived principally from, or corroborated by, observable market data by correlation or other means.

Level 3    Valuations derived from unobservable (supported by little or no market activity) inputs that reflect an entity’s best estimate of what hypothetical market participants would use to determine a transaction price at the reporting date.

When quoted market prices in active markets are unavailable, the Company determines fair value using various valuation techniques and models based on a range of observable market inputs including pricing models, quoted market price of publicly traded securities with similar duration and yield, time value, yield curve, prepayment speeds, default rates and discounted cash flow. In most cases, these estimates are determined based on independent third party valuation information, and the amounts are disclosed as Level 2. Generally, the Company obtains a single price or quote per instrument from independent third parties to assist in establishing the fair value of these investments.

If quoted market prices and independent third party valuation information are unavailable, the Company produces an estimate of fair value based on internally developed valuation techniques, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or 3.

On occasions when pricing service data is unavailable, the Company may rely on bid/ask spreads from dealers in determining fair value. To the extent the Company determines that a price or quote is inconsistent with actual trading activity observed in that investment or similar investments, or if the Company does not think the quote is reflective of the market value for the investment, the Company internally develops a fair value using this other market information and discloses the input as a Level 3.

Finance Receivables: Generally, finance receivables are classified as held for investment based on management’s intent at the time of origination. The Company determines classification on a loan-by-loan basis. Finance receivables are classified as held for investment due to the Company’s ability and intent to hold the assets until their contractual maturities. The Company carries finance receivables at amortized cost, which includes accrued finance charges, net unamortized deferred origination costs and unamortized points and fees, unamortized net premiums and discounts on purchased finance receivables, and unamortized finance charges on precomputed receivables.

The cash flows from finance receivables held for investment are included in the consolidated statements of cash flows as investing activities, except for collections of interest, which are included as cash flows from operating activities. The Company may finance certain insurance products offered to its customers as part of finance receivables. In such cases, the insurance premium is included as an operating cash inflow and the financing of the insurance premium is included as part of the finance receivable as an investing cash flow in the consolidated statements of cash flows.

Real Estate Acquired by Foreclosure: The Company records real estate acquired by foreclosure at fair value, less estimated costs to sell, at the time of foreclosure. Any resulting loss on foreclosure is charged to the allowance for credit losses and a new basis is established in the property. A valuation allowance and a corresponding charge to operations is established to reflect declines in value subsequent to

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 2.    Summary of Significant Accounting Policies (Continued)

Real Estate Acquired by Foreclosure (Continued):

acquisition, if any, below the new basis. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Property and Equipment: Property and equipment are stated at cost. Depreciation is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income when incurred; significant improvements and betterments are capitalized. The Company evaluates the recoverability of property, plant and equipment and other long-term assets when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable, based upon expectations of non-discounted cash flows and operating income.

Goodwill and Intangible Assets: Goodwill is tested for impairment at least annually, or on an interim basis if an event occurs or circumstances change that would more than likely not reduce the fair value of the Company (considered as one reporting unit) below its carrying value. Under ASC 350-20, the Company has the option to first assess qualitative factors to determine whether the quantitative impairment test is necessary. If the qualitative assessment indicates that it is more likely than not that goodwill is impaired, the Company will perform the quantitative test to compare the Company’s fair value to its carrying value. The Company used the qualitative assessment as of December 31, 2023 and 2022. Other intangible assets consist of trade names, sales finance relationships, non-competition and license agreements and internally developed technology. Intangible assets are reviewed for events and or circumstances which could impact the recoverability of the intangible asset, such as a loss of significant relationships, increased competition or adverse changes in the economy. No impairment was identified for the Company’s goodwill or its other intangible assets during 2023 and 2022.

Debt Issue Costs: Debt issue costs are included as a reduction of the related notes payable. Debt issue costs represent costs associated with obtaining the Company’s Credit Facility, and are amortized on a straight-line basis over the life of the related financing agreement. Unamortized portion of the debt issued costs approximated $384,000 and $504,000 as of December 31, 2023 and 2022, respectively. Amortization expense for the years ended December 31, 2023 and 2022 approximated $506,000 and $429,000, respectively, and is included in interest expense in the consolidated financial statements.

Deferred Policy Acquisition Costs: Costs incurred to acquire credit insurance policies are deferred and amortized using the same methods the Company uses to earn the related insurance premiums.

Income Recognition: Precomputed finance charges are included in the gross amount of the Company’s finance receivables. These precomputed charges are deferred and recognized as income on an accrual basis using the effective interest method over the terms of receivables. However, with certain exceptions, state regulations allow interest refunds to be made according to the Rule of 78’s method for payoffs and renewals. Since a significant percentage of the Company’s precomputed accounts are paid off or renewed prior to maturity, the result is that a majority of the precomputed accounts effectively yield on a Rule of 78’s basis. The difference between income previously recognized under the interest method and the Rule of 78’s method is recognized as an adjustment to interest income at the time of the renewal or payoff. The Company accrues interest on past due receivables until the time of charge off.

Insurance premiums on credit life and accident and health policies written by the Company are earned over the term of the policy using the pro-rata method, for level-term life policies, and the effective yield method, for decreasing-term life policies. Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method. Property and casualty credit insurance premiums written by the Company are earned over the period of insurance coverage using the pro-rata

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 2.    Summary of Significant Accounting Policies (Continued)

Income Recognition (Continued):
method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

Revenue from Contracts with Customers: The Company utilizes ASC 606, “Revenue from Contracts with Customers” for recognizing revenue from contracts with customers that fall within its scope. The majority of the Company’s revenues come from interest income, insurance premiums and other sources that are outside the scope of ASC 606. The Company’s services that fall within the scope of ASC 606 are presented within other income and are recognized as revenue as the Company satisfies its obligation to the customer. Services within the scope of ASC 606 for the Company include (i) commissions earned from contracts with customers for the sale of accidental death and dismemberment insurance coverage and motor club memberships and (ii) the sale of real estate acquired through foreclosure.

•Commissions Earned: The Company earns commissions from the sale of accidental death and dismemberment insurance coverage and from motor club memberships to finance customers. These commissions are recognized at the time of origination. The Company has no future performance obligations related to the sale of these products. Other income includes commissions earned of approximately $9,725,000 and $11,700,000 for the years ended December 31, 2023 and 2022, respectively.

•Sale of Real Estate Acquired by Foreclosure: When the Company finances the sale of real estate acquired through foreclosure to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the real estate acquired through foreclosure asset is derecognized and loss on sale is recorded upon the transfer of control of the property to the buyer, if the book value of the receivable is higher than the value of property. No gain is recognized should the value of the property exceed the value of the receivable. In determining the loss on the sale, the Company adjusts the transaction price and related loss on sale if a significant financing component is present. Should sales proceeds exceed the amount of the loan receivable at the time of foreclosure, the excess is paid to the borrower.

Acquired Loans: For acquired loans that have experienced deterioration of credit quality between origination and the Company’s acquisition of the loans, the amount paid for the loans reflects the Company’s determination that it is probable the Company will be unable to collect all amounts due according to the loan’s contractual terms. At acquisition, the Company reviews each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that the Company will be unable to collect all amounts due according to the loan’s contractual terms. If both conditions exist, the Company determines whether such loans will be assembled into pools of loans based on common risk characteristics. The Company determines the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should be accreted. There were no such loans for the years ended December 31, 2023 and 2022.

Allowance for Credit Losses – Finance Receivables: The allowance for credit losses is a valuation account that is deducted from the finance receivables’ amortized cost basis to present the net amount expected to be collected on the finance receivables. Finance receivables are charged off against the allowance when management believes the uncollectibility of a balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 2.    Summary of Significant Accounting Policies (Continued)

Allowance for Credit Losses – Finance Receivables (continued)

Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in inflation or other relevant factors.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Based primarily on collateral type, the Company has identified the following portfolio segments: personal property, real estate, sales finance and live checks. Portfolio segments are defined as follows:

•Personal property: loans that are originated at our branches that are not secured by real estate. The personal property securing these loans may depreciate over time.
•Real estate: loans secured by residential properties for consumer purposes. Adverse economic changes could impact the ability to repay.
•Sales finance: loans that are sourced through the Company’s network of retail merchants. The collateral securing sales finance may depreciate over time.
•Live checks: unsecured loans made to prospective customers and to former borrowers that are sourced through direct mail campaigns.

Finance receivables that do not share risk characteristics are evaluated on an individual basis. Finance receivables evaluated individually are not also included in the collective evaluation. When management determines that foreclosure is probable expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for undiscounted selling costs as appropriate. Real estate acquired by foreclosures was $112,025 at December 31, 2023 and $177,781 at December 31, 2022.

Expected credit losses are estimated over the contractual term of the loans, and adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a troubled debt restructuring will be executed with an individual borrower or the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

Allowance for Loan Losses (Prior to January 1, 2023): For periods subsequent to the acquisition date of acquired loans and for finance receivables originated by the Company, the allowance for credit losses is determined by several factors based upon each portfolio segment. Segments in the finance receivable portfolio include personal property, real estate and sales finance. Historical loss experience is the primary factor in the determination of the allowance for credit losses. An evaluation is performed to compare the amount of accounts charged off, net of recoveries of such accounts, in relation to the average net outstanding finance receivables for the period being reviewed. Historically, management has found that this methodology has provided an adequate allowance due to the Company’s loan portfolio segments consisting of a large number of smaller balance homogeneous finance receivables. Further, management routinely evaluates the inherent risks and change in the volume and composition of the Company’s finance receivable portfolio based on its extensive experience in the consumer finance industry in consideration of estimating the adequacy of the allowance. Also considered are delinquency trends, economic conditions, and industry factors. Provisions for credit losses are charged to income in amounts sufficient to maintain an allowance for credit losses at a level considered adequate to cover the probable incurred loss inherent in the finance receivable portfolio. Since the estimates used in determining the allowance for credit losses are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change. Interest on past due finance receivables is recognized until charge-off. Finance receivables are generally charged off when they are five months contractually past due.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)

Note 2.    Summary of Significant Accounting Policies (Continued)

Policy Claim Reserves: Policy claim reserves represent (i) the liability for losses and loss-adjustment expenses related to credit property insurance and (ii) the liabilities for future policy benefits related to credit life and accident and health insurance. The liability for loss and loss adjustment expenses includes an amount determined from loss reports and individual cases and an amount based on past experience, for losses incurred but not reported. The liabilities for future policy benefits have been computed utilizing accepted actuarial techniques. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed, and any adjustments are reflected in earnings currently.

Income Taxes: First Tower Finance Company LLC and its finance company subsidiaries are limited liability companies organized as partnerships for federal and state tax purposes and are not considered taxable entities. Taxable income or loss is reported by the Company’s members on their respective tax returns in accordance with the limited liability agreement.

American Federated Holding Company and its wholly-owned subsidiaries, AFIC and AFLIC, are subject to income taxes at the corporate level and are included in the consolidated federal income tax return of their parent, American Federated Holding Company. Separate company amounts are recorded based on a tax allocation agreement between the parent, AFIC and AFLIC. As such, deferred income taxes are provided for temporary differences between financial statement carrying amounts of assets and liabilities and their respective bases for income tax purposes using enacted tax rates in effect in the years in which the differences are expected to reverse.

Potential exposures involving tax positions taken that may be challenged by taxing authorities contain assumptions based upon past experiences and judgments about potential actions by taxing jurisdictions. Management does not believe that the ultimate settlement of these items will result in a material amount. With limited exceptions, AFIC and AFLIC are no longer subject to income tax examinations prior to 2020.

Leases: The Company’s leases office space for its branch locations. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (ROU) assets and operating lease liabilities on the consolidated balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any prepaid lease payments made. The lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Variable lease payments, which are primarily comprised of common area maintenance, utilities, and real estate taxes that are passed on from the lessor in proportion to the space leased, are recognized in operating expenses in the period in which the obligation for those payments was incurred.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 2.    Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents: For purposes of the consolidated statements of cash flows, the Company considers certificates of deposit and all short-term securities with original maturities of three months or less to be cash equivalents.

Comprehensive Income (Loss): Comprehensive income (loss) for the Company consists of net income (loss) and changes in unrealized gains (losses) on investment securities classified as available-for-sale, net of taxes, and are presented in the consolidated statements of operations and comprehensive loss.

Accumulated Other Comprehensive Income (Loss): The Company has recorded certain amounts directly to a component of total members’ equity (deficit) reflected on the consolidated balance sheet as accumulated other comprehensive income (loss). Such amounts include unrealized gains and losses on available-for-sale securities, net of the related income tax effect. Realized losses are reclassified to earnings.

Advertising: Advertising costs are expensed as incurred. Advertising expenses approximated $12,425,000 and $14,345,000 for the years ended December 31, 2023 and 2022, respectively, and are included in other operating expenses in the consolidated financial statements.

Share-Based Compensation: The Company entered into employment agreements with certain executives and, in connection therewith, granted member interests consisting of Class D share awards, which vested over a ten-year period. Compensation expense for these awards was determined based on the estimated fair value of the shares awarded on the applicable grant or award date, June 14, 2012, and was recognized over the applicable award’s vesting period. During 2023, the Class D units were converted to Class C units. The holders of the Class C units were granted Class F profit interests which provide the mechanism to share in the profits of the Company.

Reclassifications: Certain reclassifications have been made to prior year balances to conform with the current year presentation. Such classifications did not impact members’ equity (deficit) or net loss, as previously reported.

Subsequent Events: Management has evaluated subsequent events through the date that the financial statements were available to be issued, August 26, 2025, and determined there were no events that occurred that required disclosure.

Newly Adopted Accounting Pronouncements: On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized costs, including loan receivables. In addition, ASC 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write down on available-for-sale debt securities when management does not intend to sell or believes that it is not more likely than not they will be required to sell.

The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost. Results for reporting periods beginning on January 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. The Company recorded no adjustment to retained earnings as of January 1, 2023 for the cumulative effect of adopting ASC 326 as the allowance recorded under previously applicable GAAP approximated the amount under ASC 326. There were no loans accounted for under ASC 310-30. The

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 2.    Summary of Significant Accounting Policies (Continued)

Newly Adopted Accounting Pronouncements (Continued):
Company pooled loans based on similar risk characteristics and in 2023 began reclassifying live checks out of personal property finance receivables.

	January 1, 2023
	As Reported under ASC 326	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption
Finance receivables
Personal property	$70,299,838	$70,299,838	$-
Real estate	121,714	121,714	-
Sales finance	4,906,694	4,906,694	-
Live checks	9,489,418	9,489,418	-

Allowance for credit losses on finance receivables	$84,817,664	$84,817,664	$-

In March 2022, the FASB issued ASU 2022-02, “Financial Instruments—Credit Losses (Topic 326) Troubled Debt Restructurings and Vintage Disclosures.” ASU 2022-02 eliminates troubled debt restructuring guidance for organizations that adopted the amendments in ASU 2016-13 while providing for additional disclosures for loan modifications. ASU 2022-02 also amends the vintage disclosure guidance for public business entities. ASU 2022-02 eliminated the accounting guidance for TDRs by creditors in Subtopic 310-40, Receivables – Troubled Debt Restructurings by Creditors. Modifications to loan customers experiencing financial difficulties were not significant during the year ended December 31, 2023.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” which eliminates certain exceptions related to the approach for tax allocations and calculations and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. This standard is effective for fiscal years beginning after December 15, 2022, for nonpublic business entities. The standard did not have a material impact on the Company’s consolidated financial statements.

Future Accounting Guidance: In August 2018, the FASB issued ASU 2018-12, “Financial Services—Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts” which improves financial reporting for insurance companies that issue long-duration contracts, such as life insurance, disability income, long-term care, and annuities. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2024. Early adoption is permitted. The Company is still evaluating the potential impact on the Company’s consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 largely follows the proposed ASU issued earlier in 2023 with several important modifications and clarifications discussed below. ASU 2023-09 is effective for annual periods beginning after Dec. 15, 2025. Entities are permitted to adopt this guidance on a prospective basis, though retrospective application is permitted. The Company is still evaluating the potential impact on the Company’s consolidated financial statements.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)

Note 3.    Debt Securities

The following table summarizes the amortized cost, fair value and allowance for credit losses of securities available-for-sale at December 31, 2023 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2023
Available-for-sale
U.S. Government agencies and
Corporations	$10,257,710	$32,558	$298,339	$9,991,929
Obligations and states and political
subdivisions	28,181,975	37,808	819,186	27,400,597
Industrial and miscellaneous	11,274,759	78,973	570,622	10,783,110
Mortgage-backed securities: residential	1,385,814	15,362	2,130	1,399,046
Mortgage-backed securities: commercial	1,276,866	3,846	26,834	1,253,878

Total available-for-sale	$52,377,124	$168,547	$1,717,111	$50,828,560

The following table summarizes the amortized cost and fair value of securities available-for-sale at December 31, 2022 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2022
Available-for-sale
U.S. Government agencies and
Corporations	$10,028,800	$12,219	$467,049	$9,573,970
Obligations and states and political
subdivisions	37,797,160	93,787	1,291,796	36,599,151
Industrial and miscellaneous	11,457,162	21,216	955,992	10,522,386
Mortgage-backed securities: residential	598,419	5,172	—	603,591
Mortgage-backed securities: commercial	1,303,013	553	46,440	1,257,126

Total available-for-sale	$61,184,554	$132,947	$2,761,277	$58,556,224

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 3.    Debt Securities (Continued)

Proceeds from the sales and calls of securities and the associated gains and losses are listed below:

For the years ended December 31,	2023	2022

Proceeds	$18,201,213	$18,602,569

Gross gains	$18,995	$-
Gross losses	(155,642)	(674,439)

Total	$(136,647)	$(674,439)

The tax benefit related to these net realized losses was approximately, $34,000 and $168,000 for the years ended December 31, 2023 and 2022, respectively.

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately. The amortized cost and fair value of debt securities at December 31, 2023, are as follows:

	Amortized Cost	Fair Value

Available-for-sale
Within one year	$1,966,223	$1,943,850
One to five years	29,772,231	29,040,137
Five to ten years	17,114,635	16,360,033
Beyond ten years	861,355	831,616
Mortgage-backed securities: residential	1,385,814	1,399,046
Mortgage-backed securities: commercial	1,276,866	1,253,878

Total	$52,377,124	$50,828,560

Securities pledged at year-end 2023 and 2022 had a carrying amount of $3,304,000 and $3,313,000 and were pledged to secure public deposits and repurchase agreements.

At year-end 2023 and 2022, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of members’ equity.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 3.    Debt Securities (Continued)

The following table summarizes debt securities available-for-sale in an unrealized loss position for which an allowance for credit losses has not been recorded at December 31, 2023, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2023
Available-for-sale
U.S. Government
agencies and
corporations	$197,711	$2,860	$7,233,648	$295,479	$7,431,359	$298,339
Obligations of States
and political subdivisions	-	-	23,989,309	819,186	23,989,309	819,186
Industrial and
miscellaneous	507,827	1,536	7,674,738	569,086	8,182,565	570,622
Residential mortgage-
backed securities	187,000	2,130	-	-	187,000	2,130
Commercial mortgage-
backed securities	277,526	205	524,970	26,629	802,496	26,834

Total available-for-sale	$1,170,064	$6,731	$39,422,665	$1,710,380	$40,592,729	$1,717,111
Unrealized losses on corporate bonds have not been recognized into income because the issuers bonds are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bonds approach maturity.

The following table summarizes securities with unrealized losses at December 31, 2022, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2022
Available-for-sale
U.S. Government
agencies and
corporations	$4,681,229	$127,494	$3,412,282	$339,555	$8,093,511	$467,049
Obligations of States
and political subdivisions	28,091,449	939,978	3,695,877	351,818	31,787,326	1,291,796
Industrial and
miscellaneous	7,617,298	571,548	2,065,718	384,444	9,683,016	955,992
Commercial motgage-
backed securities	795,995	33,400	164,458	13,040	960,453	46,440

Total available-for-sale	$41,185,971	$1,672,420	$9,338,335	$1,088,857	$50,524,306	$2,761,277

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 3.    Debt Securities (Continued)

Unrealized losses on corporate bonds have not been recognized into income because the issuers bonds are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bond(s) approach maturity.

At December 31, 2023, 169 securities in the Company’s portfolio were in a loss position, compared to 216 securities in a loss position at December 31, 2022. In analyzing an issuer’s financial condition, management considers the issuer of the securities (federal government or any government agency), whether downgrades by bond rating or other agencies have occurred, and industry analysts’ reports. Because management has the ability to hold debt and equity securities until maturity or for the foreseeable future if classified as available for sale, no declines in these securities are deemed to be other than temporary. At December 31, 2023 and 2022, no securities were determined to be other than temporarily impaired, as a result of credit losses.

Mortgage-Backed Securities: At December 31, 2022, approximately 34% of the mortgage-backed securities held by the Company were issued by U.S. government-sponsored entities and agencies. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2022.

The Company's mortgage-backed securities portfolio includes non-agency collateralized mortgage obligations with a fair value of $1,230,000 which had unrealized losses of approximately $46,000 at December 31, 2022. These non-agency mortgage-backed securities were rated AAA at purchase. The Company monitors to ensure it has adequate credit support and as of December 31, 2022, the Company believed there was no OTTI and did not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery. The issuer(s) continues to make timely principal and interest payments on the bonds.

Note 4.     Finance Receivables

Finance receivables at year-end were as follows:

December 31,	2023	2022

Consumer finance receivables:
Personal property	$689,438,468	$735,799,479
Real estate	11,691,929	16,410,130
Sales finance	169,332,779	163,171,905
Live checks	243,137,618	209,528,810

Total consumer finance receivables	1,113,600,794	1,124,910,324

Add (deduct):
Net deferred loan fees and costs	9,061,437	10,103,001
Unearned income	(288,527,438)	(297,904,276)

Amortized cost	834,134,793	837,109,049
Allowance for credit losses	(94,275,294)	(84,817,664)

Net finance receivables	$739,859,499	$752,291,385

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 4. Finance Receivables (Continued)

The following table represents the activity in the allowance for credit losses by portfolio segment for the year ended December 31, 2023:

	Personal Property	Real Estate	Sales Finance	Live Checks	Total

December 31, 2023
Allowance for credit losses:
Beginning balance, prior to
adoption of ASC 326	$70,299,838	$121,714	$4,906,694	$9,489,418	$84,817,664
Impact of adopting ASC 326	—	—	—	—	—
Provision for credit losses	71,704,235	(3,506)	10,397,646	37,215,508	119,313,883
Loans charged-off	(88,728,171)	(46,733)	(10,951,194)	(34,180,598)	(133,906,696)
Recoveries	16,553,701	18,808	1,481,571	5,996,363	24,050,443

Total ending allowance
balance	$69,829,603	$90,283	$5,834,717	$18,520,691	$94,275,294

The following table presents the activity in the allowance for credit losses by portfolio segment for the year ended December 31, 2022:

	Personal Property	Real Estate	Sales Finance	Total

December 31, 2022
Allowance for credit losses:
Beginning balance	$54,741,637	$133,673	$3,198,408	$58,073,718
Provision for credit losses	113,968,466	3,649	7,190,228	121,162,343
Loans charged-off	(106,859,341)	(74,816)	(6,707,307)	(113,641,464)
Recoveries	17,938,494	59,208	1,225,365	19,223,067

Total ending allowance
balance	$79,789,256	$121,714	$4,906,694	$84,817,664

The following table represents the balance in the allowance for finance receivables losses and the recorded investment in receivables by portfolio segment and based on impairment method as of December 31, 2022:

December 31, 2022	Personal Property	Real Estate	Sales Finance	Total
Allowance for finance receivable losses Loans:
Collectively evaluated for impairment	$79,789,256	$121,714	$4,906,694	$84,817,664

Total Ending allowance balance	$79,789,256	$121,714	$4,906,694	$84,817,664

Finance receivables
Collectively evaluated for impairment	$706,876,127	$11,329,285	$108,800,636	$827,006,048

Total ending finance receivable balances	$706,876,127	$11,329,285	$108,800,636	$827,006,048

Note 4. Finance Receivables (Continued)

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)

The cumulative loss rate used as the basis for the estimate of credit losses is comprised of the Company’s historical loss experience from 2019 to 2023. As of December 31, 2023, the Company expects that losses in the near term will continue at rates in excess of the historical lifetime losses due to current and projected delinquency levels, cost of rent, cost of gasoline and the Consumer Price Index exceeding those in the historical lifetime period. Management adjusted the historical loss experience for these expectations. The Company used a one-year forecast and reversion period to calculate the allowance for credit losses on finance receivables as of December 31, 2023.

The following is a breakdown of the amortized cost of finance receivables by quality indicator and year of origination as of December 31, 2023.

Personal Property
(Vantage Score)	Origination Year

	2023	2022	2021	2020	Before 2020	Total

< = 500	$2,680,184	$5,620,173	$225,040	$2,770	$6,337	$8,534,504
501 - 550	24,388,973	18,201,092	993,714	50,336	22,446	43,656,561
551 - 600	89,195,791	31,502,893	2,151,897	91,929	40,263	122,982,773
601 - 650	147,755,723	39,211,550	3,254,577	116,679	19,702	190,358,231
651 - 700	81,385,160	18,237,345	1,619,707	125,857	171	101,368,240
701 - 750	20,217,744	4,778,452	383,333	23,148	—	25,402,677
> 750	3,872,328	751,080	79,467	—	—	4,702,875

Subtotal - Vantage Scores	369,495,903	118,302,585	8,707,735	410,719	88,919	497,005,861
No Vantage Score	694,774	105,745	11,427	1,186	356,889	1,170,021

Grand Total	$370,190,677	$118,408,330	$8,719,162	$411,905	$445,808	$498,175,882

Live Checks -
Prospects
(Vantage Score)	Origination Year

	2023	2022	2021	2020	Before 2020	Total

< = 500	$947,812	$150,845	$1,228	$—	$—	$1,099,885
501 - 550	1,517,423	267,701	5,611	—	—	1,790,735
551 - 600	1,758,362	285,590	10,943	—	—	2,054,895
601 - 650	7,615,847	379,537	1,544	—	—	7,996,928
651 - 700	12,909,894	933,503	3,215	—	—	13,846,612
701 - 750	11,551,632	1,310,880	26,409	—	—	12,888,921
> 750	1,621,607	381,625	11,479	—	—	2,014,711

Subtotal - Vantage Scores	37,922,577	3,709,681	60,429	—	—	41,692,687
No Vantage Score	224,197	7,361	—	—	—	231,558

Grand Total	$38,146,774	$3,717,042	$60,429	$—	$—	$41,924,245

Sales Finance
(Vantage Score)	Origination Year

	2023	2022	2021	2020	Before 2020	Total

< = 500	$1,224,692	$554,895	$101,237	$3,091	$—	$1,883,915
501 - 550	3,854,773	1,400,928	318,742	7,272	—	5,581,715
551 - 600	10,698,195	3,207,928	568,133	9,663	60	14,483,979
601 - 650	23,176,777	7,165,160	1,009,205	7,140	—	31,358,282
651 - 700	18,362,015	4,764,827	610,507	5,786	—	23,743,135

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)

Note 4: Finance Receivables (Continued)
701 - 750	13,043,053	2,582,645	254,138	2,950	—	15,882,786
> 750	15,563,638	1,904,157	89,142	251	—	17,557,188

Subtotal - Vantage Scores	85,923,143	21,580,540	2,951,104	36,153	60	110,491,000
No Vantage Score	2,353,414	637,534	61,009	—	—	3,051,957

Grand Total	$88,276,557	$22,218,074	$3,012,113	$36,153	$60	$113,542,957

Live Checks -
Former Borrower
(Check Size )	Origination Year

	2023	2022	2021	2020	Before 2020	Total

$1,206	$5,995,293	$19,356	$-	$-	$-	$6,014,649
$2,504	16,512,107	743,108	-	-	-	17,255,215
$4,002	20,215,505	1,958,119	-	-	-	22,173,624
$6,005	88,265,997	20,828,183	950,156	-	-	110,044,336

Grand Total	$130,988,902	$23,548,766	$950,156	$-	$-	$155,487,824

Real Estate	Origination Year

	2023	2022	2021	2020	Before 2020	Total

Grand Total	$1,272,334	$1,825,022	$1,247,561	$987,675	$1,710,256	$7,042,848

Acquired	Origination Year

	2023	2022	2021	2020	Before 2020	Total

Grand Total	$2,639,243	$2,612,220	$1,942,469	$409,532	$1,296,136	$8,899,600

Net deferred loan costs	7,598,338	1,401,659	56,938	3,622	880	9,061,437

Total Finance Receivables	$639,112,825	$173,731,113	$15,988,828	$1,848,887	$3,453,140	$834,134,793
The following is a breakdown of the amortized cost of finance receivables by quality indicator and year of origination as of December 31, 2022.

Personal Property
(Vantage Score)	Origination Year

	2022	2021	2020	2019	Before 2019	Total

< = 500	$18,690,700	$2,165,655	$134,251	$1,685	$6,635	$20,998,926
501 - 550	61,410,609	9,787,128	698,375	23,640	27,862	71,947,614
551 - 600	117,426,208	21,254,568	1,429,889	35,793	85,947	140,232,405
601 - 650	153,241,386	30,389,840	2,307,869	31,526	71,179	186,041,800
651 - 700	68,386,169	15,029,693	1,306,749	3,737	4,281	84,730,629

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)

Note 4: Finance Receivables (Continued)
701 - 750	16,580,612	3,719,474	354,428	3,349	-	20,657,863
> 750	2,901,169	635,605	45,149	-	-	3,581,923

Subtotal - Vantage Scores	438,636,853	82,981,963	6,276,710	99,730	195,904	528,191,160
No Vantage Score	466,037	96,105	4,418	4,798	524,867	1,096,225
Grand Total	$439,102,890	$83,078,068	$6,281,128	$104,528	$720,771	$529,287,385

Live Checks -
Prospects
(Vantage Score)	Origination Year

	2022	2021	2020	2019	Before 2019	Total

< = 500	$3,118,703	$130,966	$-	$-	$-	$3,249,669
501 - 550	4,216,549	167,093	-	-	-	4,383,642
551 - 600	5,045,119	239,036	-	-	-	5,284,155
601 - 650	6,939,029	355,423	-	-	-	7,294,452
651 - 700	13,101,459	669,791	618	-	-	13,771,868
701 - 750	9,590,196	1,071,330	6,695	-	-	10,668,221
> 750	1,418,800	197,018	3,852	-	-	1,619,670

Subtotal - Vantage Scores	43,429,855	2,830,657	11,165	-	-	46,271,677
No Vantage Score	323,830	3,095	-	-	-	326,925

Grand Total	$43,753,685	$2,833,752	$11,165	$-	$-	$46,598,602

Sales Finance
(Vantage Score)	Origination Year

	2022	2021	2020	2019	Before 2019	Total

< = 500	$1,826,288	$686,600	$89,964	$1,623	$-	$2,604,475
501 - 550	3,975,425	1,602,261	263,216	5,646	-	5,846,548
551 - 600	9,476,293	3,034,659	471,293	9,346	-	12,991,591
601 - 650	21,938,114	5,677,758	519,375	8,647	-	28,143,894
651 - 700	18,227,424	4,373,730	393,784	2,381	-	22,997,319
701 - 750	13,288,213	2,517,662	141,931	1,357	-	15,949,163
> 750	14,295,419	1,933,476	89,049	622	-	16,318,566

Subtotal - Vantage Scores	83,027,176	19,826,146	1,968,612	29,622	-	104,851,556
No Vantage Score	2,712,261	623,744	48,088	420	-	3,384,513

Grand Total	$85,739,437	$20,449,890	$2,016,700	$30,042	$-	$108,236,069

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)

Note 4: Finance Receivables (Continued)

Live Checks -
Former Borrower
(Check Size )	Origination Year

	2022	2021	2020	2019	Before 2019	Total

$1,206	$4,933,876	$13,884	$-	$-	$-	$4,947,760
$2,504	15,155,881	584,984	-	-	-	15,740,865
$4,002	18,976,776	1,135,114	-	-	-	20,111,890
$6,005	65,140,976	17,845,942	-	-	-	82,986,918

Grand Total	$104,207,509	$19,579,924	$-	$-	$-	$123,787,433

Real Estate	Origination Year

	2022	2021	2020	2019	Before 2019	Total

Grand Total	$2,588,398	$1,780,221	$1,403,757	$1,313,678	$2,104,792	$9,190,846

Acquired	Origination Year

	2022	2021	2020	2019	Before 2019	Total

Grand Total	$1,903,332	$4,171,996	$1,338,928	$563,052	$1,928,405	$9,905,713

Net deferred loan costs	8,666,244	1,385,089	48,072	2,731	865	10,103,001

Total Finance Receivables	$685,961,495	$133,278,940	$11,099,750	$2,014,031	$4,754,833	$837,109,049

The Company considers an account to be past due when it has not received the payment that is contractually receivable. The following table presents the aging of the amortized cost basis in past-due loans as of December 31, 2023 and 2022 by class of loans:

	Current	Potential (1-30)	31-60	61-90	91 - 120	121-150	151-180	181+	Total

December 31, 2023
Personal property	$347,783,760	$91,219,548	$31,123,920	$9,839,708	$8,884,104	$8,689,963	$8,124,139	$35,058	$505,700,200
Live checks	135,427,243	39,243,438	8,886,452	4,077,504	3,300,446	3,384,227	2,947,363	-	197,266,673
Real estate	4,866,501	3,020,713	319,916	37,650	4,078	38,353	1,480	58,709	8,347,400
Sales finance	89,648,222	14,377,054	4,002,815	1,712,304	1,422,187	1,228,202	1,368,299	-	113,759,083

Total	$577,725,726	$147,860,753	$44,333,103	$15,667,166	$13,610,815	$13,340,745	$12,441,281	$93,767	825,073,356
Net deferred loan costs									9,061,437
Total finance receivables									$834,134,793

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 4: Finance Receivables (Continued)

	Current	Potential (1-30)	31-60	61-90	91 - 120	121-150	151-180	181+	Total

December 31, 2022
Personal property	$461,073,907	$100,685,081	$35,080,854	$12,251,609	$9,974,326	$9,400,171	$8,874,921	$43,200	$536,698,988
Live checks	149,891,369	32,713,009	7,539,709	4,505,559	2,698,291	3,286,593	2,236,886	-	170,158,407
Real estate	10,164,512	3,298,295	1,027,655	126,767	-	21,716	1,829	4,476	11,346,955
Sales finance	100,315,683	12,612,132	3,874,665	1,477,286	1,135,640	1,103,647	893,780	997	108,801,698

Total	$721,445,471	$149,308,517	$47,522,883	$18,361,221	$13,808,257	$13,812,127	$12,007,416	$48,673	827,006,048
Net deferred loan costs									10,103,001

Total finance receivables									$837,109,049

Note 5.    Property and Equipment

Property and equipment at December 31, 2023 and 2022 was as follows:

	Estimated	December 31,
	Useful Lives	2023	2022

Land		$441,890	$441,890
Building and improvements	15 to 40 years	3,860,361	3,667,376
Office furniture and fixtures	5 to 10 years	3,419,702	3,766,495
Information systems equipment	3 to 5 years	17,970,111	23,004,581
Information systems software	10 to 12 years	16,761,976	17,363,633
Automotive equipment	3 years	1,677,302	1,585,860
Leasehold improvements	5 years	3,325,297	3,607,133

		47,456,639	53,436,968
Less accumulated depreciation		29,138,710	33,319,955

Property and equipment, net		$18,317,929	$20,117,013

Depreciation expense for the years ended December 31, 2023 and 2022 approximated $5,091,000 and $4,853,000, respectively.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 6.    Lease Agreements

The Company enters into leases in the normal course of business primarily for branch locations. The components of lease expense were as follows:

For the years ended December 31,	2023	2022

Operating lease cost	$4,225,668	$3,601,019
Variable lease cost	101,126	106,581

Total lease cost	$4,326,794	$3,707,600

Other information related to leases is as follows:

December 31,	2023	2022

Supplemental cash flows information
Cash paid for amounts included in the measurement of lease
lease liabilities:
Operating Lease - Operating Cash Flows (Fixed Payments)	$4,127,403	$3,527,285
Operating Lease - Operating Cash Flows (Liability Reduction)	$3,370,523	$2,966,173

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$2,823,077	$3,859,758

Weighted average remaining lease term:
Operating leases	6.14 yrs	6.08 yrs

Weighted average discount rate:
Operating leases	4.77%	4.08%

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 6.    Lease Agreements (Continued)

The future minimum payments for operating leases as of December 31, 2023 are as follows:

Operating
December 31,	Leases

2024	$3,922,618
2025	3,560,377
2026	3,047,805
2027	2,437,537
2028	1,913,636
Thereafter	4,524,961

Total future minimum lease payments	19,406,934
Less imputed interest	2,641,939

Present value of lease liabilities	$16,764,995

Reported as of December 31, 2023
Operating lease liabilities	$16,764,995

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 7.    Goodwill and Intangible Assets

A summary of goodwill is as follows:

December 31,	2023	2022

Goodwill	$136,176,452	$136,176,452

A summary of the intangible assets and their estimated finite lives at December 31, 2023 and 2022 were as follows:

	Estimated
December 31,	Useful Lives	2023	2022

Trade names	5 to 15 years	$24,400,000	$24,400,000
Non-competition and license agreements	2 to 4 years	2,323,800	2,323,800
Internally developed technology	2 years	1,000,000	1,000,000
Customer relationships and other	2 to 3 years	488,700	488,700

		28,212,500	28,212,500
Less accumulated amortization		22,656,111	21,049,443

Intangible assets, net		$5,556,389	$7,163,057

Aggregate amortization expense for intangible assets for the years ended December 31, 2023 and 2022 approximated $1,607,000 and $1607,000, respectively. The estimated amortization expense of the finite-lived intangible assets for future years is summarized as follows:

Fiscal Year 2024	$1,606,667
Fiscal Year 2025	1,606,667
Fiscal Year 2026	1,606,667
Fiscal Year 2027	736,388

Total	$5,556,389

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 8.    Notes Payable and Credit Arrangements for Business Operations

The Company was party to a revolving loan agreement, amended on August 21, 2021 and August 2, 2022, providing a total Credit Facility of $670,000,000 with a maturity date of August 12, 2024. Borrowings under the Credit Facility are collateralized by substantially all of the Company’s consumer finance assets, including finance receivables and intangibles. The amount available for future borrowings under the Credit Facility is based on (i) the lesser of 85% of the value of the pool of eligible short-term finance receivables plus 75% of eligible long-term secured finance receivable contracts assets comprising the borrowing base as of the determination date or (ii) the total Credit Facility amount.

The Credit Facility includes a fee for unused credit ranging from 0.375% to 0.50% based on the average monthly usage of the unused portion of the Credit Facility. The Credit Facility requires payments of interest only. Borrowings under the Credit Facility bear interest rate per annum equal to the greatest of
(i) the rate of interest announced or otherwise established by the administrative agent from time to time as its prime commercial rate as in effect on such day, with an change in the base rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate, (ii) the sum of the federal funds rate for such day, plus ½ of 1%, or (iii) Term SOFR in effect for such day plus 1.11448%. As of December 31, 2023 and 2022, all of the Company’s borrowings under the Credit Facility were at the applicable Benchmark rates at that time.

The Credit Facility contains various customary operating covenants, including the restricted payments covenant described in more detail below, as well as covenants restricting, among other things, the incurrence of liens, investments, fundamental changes, agreements with affiliates and changes in the nature of business. The Credit Facility also contains financial covenants with respect to minimum interest expense coverage ratio and maximum total leverage ratio. The Company did not meet the minimum interest expense coverage ratio covenant per the 4th amendment, as of, May 31, 2023, June 30, 2023 and July 31, 2023. The Company did not meet the interest expense coverage ratio covenant per the 3rd amendment, as of December 31, 2022. On February 24, 2023 and September 29, 2023, respectively, amendments were entered into, in which the Credit Facility’s Administrative Agent and Lenders waived the existing default and modified the minimum interest expense coverage ratio covenant.

On August 23, 2021, the Company amended its revolving line of credit agreement, originally entered into on June 15, 2012, in the amount of $10,000,00, which terminated on June 30, 2023. This agreement was amended a second time on September 30, 2023 with a maturity date of June 30, 2025. Advances under the line of credit bear interest at the one-month term SOFR rate plus 2.960%.

At December 31, 2023 and 2022, the amount outstanding under the revolving loan agreement was approximately $534,959,000 and $542,296,000, respectively, with an interest rate of 8.71% and 7.24%, respectively. The amount outstanding under the revolving line of credit was approximately $5,176,000 with an interest rate of 8.31% and $9,497,000 with an interest rate of 7.12% at December 31, 2023 and 2022, respectively. Interest is payable monthly.

Note 9.    Subordinated Notes Payable to Members

On June 24, 2014, First Tower, LLC (FT LLC) issued subordinated term loan notes payable to the members of the Company in the aggregate amount of $313,844,000 pursuant to a subordinated loan agreement (the “Subordinated Loan Agreement”). On November 2, 2015, the Company issued an additional, $5,000,000 in subordinated term loan notes payable to the members of the Company, followed by an additional $21,137,000 on February 8, 2018 and an additional $62,458,000 on June 30, 2021. The proceeds of those subordinated term loans were distributed to the Company, which were then distributed to its members as a return of capital. On March 24, 2022, the Company issued additional subordinated term loan notes payable of approximately $27,743,000 in exchange for cash. The subordinated term loan

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)

Note 9.    Subordinated Notes Payable to Members (Continued)

notes mature on the earlier of February 18, 2025 or six months after the termination of the Company’s Credit Facility. Subject to the subordination and intercreditor agreement, FT LLC may prepay in whole or in part amounts outstanding.

Under the terms of the Subordinated Loan Agreement, as subsequently amended, these subordinated term loans bore interest at a rate per annum equal to 10% (the “Cash Rate”) plus a paid-in-kind rate (the “PIK Rate”) of 12%, which decreased to 5% starting on October 1, 2022. Interest accruing at the Cash Rate is payable monthly in cash. The PIK rate interest are payable monthly in cash, at FT LLC’s option, subject to certain restrictions as specified by the terms of a subordination and intercreditor agreement with lenders of the Company’s Credit Facility and revolving line of credit (See Note 8). Accruing Cash Rate and PIK Rate interest that may be prohibited from being paid currently under the subordination and intercreditor agreement as a result of distributable income limitations from operating subsidiaries is automatically added to the principal of the subordinated term loan notes. This resulted in an increase of the principal in the amounts of $47,374,000 in 2023 and $29,048,000 in 2022.

The Subordinated Loan Agreement places limits on FT LLC and its subsidiaries’ ability to declare dividends or redeem or repurchase capital stock, prepay, redeem or purchase debt, incur liens and engage in sale leaseback transactions, make loans and investments, incur additional indebtedness, amend or otherwise alter debt and other material agreements, make capital expenditures, engage in mergers, acquisitions and asset sales, transact with affiliates and alter its business. Further, the Subordinated Loan Agreement contains events of default, including cross defaults under other debt obligations of the Company.

At December 31, 2023 and, the principal amount outstanding of the subordinated term loan notes payable was approximately $516,150,000 and $470,009,000, respectively. Interest expense, including PIK Rate interest, incurred on the subordinated term loan notes approximated $74,887,000 during 2023 and $90,611,000 during 2022.

Note 10.    Policy Claim Liabilities

Activity in policy claim reserves, including claim adjustment expenses, by significant lines of business for the years ended December 31, 2023 and 2022, was summarized as follows:

	Property &	Life & Accident/
	Casualty	Health
For the year ending December 31, 2023	Business	Business	Total
Balance at January 1, 2023	$237,166	$2,713,799	$2,950,965

Incurred related to current year	1,335,060	4,950,684	6,285,744
Incurred related to prior years	(40,484)	(855,521)	(896,005)

Total incurred	1,294,576	4,095,163	5,389,739

Paid related to current year	1,132,200	3,248,222	4,380,422
Paid related to prior years	136,899	1,512,050	1,648,949

Total paid	1,269,099	4,760,272	6,029,371

Balance at December 31, 2023	$262,643	$2,048,690	$2,311,333

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 10.    Policy Claim Liabilities (Continued)

	Property &	Life & Accident/
	Casualty	Health
For the year ending December 31, 2022	Business	Business	Total
Balance at January 1, 2022	$563,795	$2,784,550	$3,348,345

Incurred related to current year	691,388	6,247,979	6,939,367
Incurred related to prior years	(221,257)	(733,861)	(955,118)

Total incurred	470,131	5,514,118	5,984,249

Paid related to current year	535,257	3,927,173	4,462,430
Paid related to prior years	261,503	1,657,696	1,919,199

Total paid	796,760	5,584,869	6,381,629

Balance at December 31, 2022	$237,166	$2,713,799	$2,950,965
Incurred and paid claim development, by accident year for the property and casualty lines of business, for the year ended December 31, 2023, is summarized as follows:

				As of December 31, 2023
				Total of Incurred-
				but-Not-Reported	Cumulative
	Net Incurred Claims for			Liabilities Plus	Number of
	the Year Ended December 31,			Expected	Reported
AFIC Property & Casualty Accounts	2021	2022	2023	Development	Claims
Accident year
2021	$2,386,934	$2,327,169	$2,290,102	$11,723	$722
2022	-	670,417	700,803	38,936	221
2023	-	-	1,335,060	202,860	286

Net incurred claims	$2,386,934	$2,997,586	$4,325,965

	Net Cumulative Claim Payments
	the Year Ended December 31,
AFIC Property & Casualty Accounts	2021	2022	2023
Accident year
2021	$2,018,433	$2,268,092	$2,278,379
2022	-	535,257	661,867
2023	-	-	1,132,200

Net cumulative claim payments	$2,018,433	$2,803,349	$4,072,446

All outstanding liabilities before 2021, net of reinsurance			9,124

Liabilities for claims and claim adjustment expenses, net of reinsurance			$262,643
The incurred but not reported liability for the property and casualty lines of business approximated $263,000 and $237,000 as of December 31, 2023 and 2022, respectively. The average annual percentage payout of incurred claims for the property and casualty lines of business was approximately 91% in year 1, 7% in year 2 and 2% in year 3.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 10.    Policy Claim Liabilities (Continued)

Incurred and paid claim development, by accident year for the life and accident/health lines of business, for the year ended December 31, 2023, is summarized as follows:

				As of December 31, 2023
				Total of Incurred-
				but-Not-Reported	Cumulative
	Net Incurred Claims for			Liabilities Plus	Number of
	the Year Ended December 31,			Expected	Reported
AFLIC Life & Accident/Health Accounts	2021	2022	2023	Development	Claims

Accident year
2021	$7,458,696	$6,858,984	$6,921,036	$79,244	2,025
2022	-	6,247,979	5,324,145	262,679	1,583
2023	-	-	4,950,684	1,702,462	1,087

Net incurred claims	$7,458,696	$13,106,963	$17,195,865

	Net Cumulative Claim Payments
	for the Year Ended December 31,
AFLIC Life & Accident/Health Accounts	2021	2022	2023

Accident year
2021	$5,165,348	$6,543,729	$6,841,792
2022	-	3,927,173	5,061,466
2023	-	-	3,248,222

Net cumulative claim payments	$5,165,348	$10,470,902	$15,151,480

All outstanding liabilities before 2021, net of reinsurance			4,305

Liabilities for claims and claim adjustment expenses, net of reinsurance			$2,048,690

The incurred but not reported liability for the life and accident/health lines of business approximated $2,049,000 and $2,714,000 as of December 31, 2023 and 2022, respectively.

Note 11.    Income Taxes

The Company’s insurance subsidiaries file income tax returns in the U. S. federal jurisdiction and in the states in which they operate. The multiple state tax jurisdictions in which the insurance subsidiaries operate require the appropriate allocation of income and expense to each state based on a variety of apportionment or allocation bases.

The income tax benefit of the Company’s insurance subsidiaries for the years ended December 31, 2023 and 2022 consisted of the following:

December 31,	2023	2022

Current expense	$54,438	$47,072
Deferred expense (benefit)	769,930	475,508

Income tax expense	$824,368	$522,580

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 11.    Income Taxes (Continued)

The Company did not have unrecognized tax benefits as of December 31, 2023 or 2022 and does not expect this to change significantly over the next 12 months. It is the Company’s policy to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2023 and 2022, the Company had no accrued interest or penalties related to uncertain tax positions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes relating to the Company’s insurance subsidiaries. The tax effects of significant items comprising the Company’s net deferred tax liability and asset were as follows:

December 31,	2023	2022

Deferred tax assets:
Policy claim reserves and unearned premiums	$2,523,798	$2,968,178
Net operating and capital loss carryforwards	746,362	1,087,700
Unrealized loss on equity securities	—	22,236
Unrealized loss on debt securities available for sale	386,367	655,769

	3,656,527	4,733,883

Deferred tax liabilities:
Remaining reserve adjustment	6,625	61,935
Deferred acquisition costs	5,129,135	5,718,685
Goodwill and intangible assets	7,025,263	6,456,516
Unrealized gain on equity securities	25,267	-

	12,186,290	12,237,136

Deferred tax liabilities, net	$(8,529,763)	$(7,503,253)

The Company assesses the need for a valuation allowance on deferred tax assets by considering all available positive and negative evidence. Based on its projections of future taxable income, the Company has determined that it is not more likely than not that some or all of the deferred tax assets will not be realized prior to their expiration.

The income tax benefit differs from the amount computed by applying the federal statutory rate of 21% in 2023 and 2022 to loss before income taxes as follows:

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)

Note 11.    Income Taxes (Continued)

December 31,	2023	2022

Consolidated loss before taxes	$(44,717,181)	$(44,051,443)
Less: non-taxable entities	(49,230,027)	(46,325,244)

Income (loss) before taxes from taxable entities	$4,512,846	$2,273,801

Tax expense based on federal statutory rate	$947,707	$477,498
Non-taxable interest income	(107,410)	(114,383)
State income taxes and other	(92,562)	55,540
Transactional costs	(27,678)	(27,678)
Goodwill	—	129,740
AMT and adjustments to prior year taxes	104,311	1,863

Income tax expense (benefit)	$824,368	$522,580

The Company’s insurance subsidiaries have approximately $4,331,000 in federal net operating loss carryforwards, that will begin to expire in 2032, if not used. There are no net operating loss carryforwards at the state level.

Note 12.    Employee Profit Sharing Plan

The Company established three profit sharing plans covering substantially all the Company’s employees. A nonstandardized profit sharing plan was established for managers on January 1, 2015. Employer and participants’ contributions are nonelective and at the sole discretion of the employer. Contributions are allocated as a uniform percentage of participant compensation.

The Company also established a plan which is intended to providing selected officers, members of the executive group, home office or district supervisors of the Company or its Affiliates, or the assistant to the chief executive officer of the Company, incentive awards for superior performance. The plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code. The plan is also intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Remaining employees are covered by a 401(k) provision which allows employees to contribute salary subject to the maximum contribution allowed by the IRS. The Company matches 50% of the first 6% of employee contributions. Additional contributions may be made at the discretion of the Company. Profit sharing expense approximated $416,000 and $1,161,000 for the years ended December 31, 2023 and 2022, respectively, and is included in salaries and fringe benefits in the consolidated financial statements.

Note 13.    Members’ Equity

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
The Company’s capital structure consists of four classes of member common units. All classes of common units, except for Class D common units, share in the profits and losses of the Company and in the distributions of member capital on a pro-rata basis in proportion to total number of such units outstanding. The four classes of member common units are as follows:

•Class A common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 119,487,028 Class A common units issued to members outstanding as of December 31, 2023 and 2022. Issuance of additional Class A common units in excess of 10% of the fully diluted outstanding units of Class A and Class B common units require the approval of at least 81% of the outstanding Class A common units.

•Class B common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 97,847 Class B common units outstanding as December 31, 2023 and 2022.

•Class C common units – These units have voting rights in proportion to the total number of Class A, Class B and Class C common units outstanding. There were 3,032,551 Class C common units outstanding as of December 31, 2023. No Class C units had been issued prior to 2023.
•Class D common units – These units have no voting rights and are fully vested. Each holder of Class D common units has the right to convert such units to Class C common units at a ratio of four Class D common units for one Class C common unit provided that (i) the date of such conversion occurs no earlier than the 10th anniversary of June 15, 2012, (ii) such holder notifies the Company thirty days prior to conversion, and (iii) the internal rate of return as of the most recent fiscal quarter exceeds a pre-defined minimum. On June 14, 2012, the Company entered into employment contracts with two key executives and, in connection therewith, granted these executives 12,941,176 unvested Class D common units with an estimated fair value at date of grant of approximately $698,000. There was no compensation expense related to Class D common units in 2023. Compensation expense was approximately $32,000 for the year ended December 31, 2022. All Class D common units vested during 2022, and were converted to 3,032,551 Class C common units during 2023.

In connection with the conversion of the Class D units, the recipients of Class C units were granted Class F profit interests, which are not common units, granted to certain executives. These profit interests entitle the recipients to receive amounts equivalent to the amount they would receive had they made loans to the Company at their respective pro-rata ownership amounts to the extent that the Company has profits. During 2023, the Company recorded $2,900,415 of profit interests expense of which $1,744,764 is payable at December 31, 2023.

Members have no power to vote on any matter except matters on which a vote of units is required pursuant to the Company’s Operating Agreement. The Operating Agreement provides for, among other things, limitations on the transfer of member units, rights of first refusal, pre-emptive rights, and certain call and put provisions.

Note 14.    Statutory Financial Information of Insurance Subsidiaries

GAAP differs in certain respects from the accounting practices prescribed or permitted by insurance regulatory authorities (Statutory). A reconciliation between net income (loss) and stockholder’s equity of the Company’s insurance subsidiaries as reported under GAAP and Statutory follows as of December 31, 2023 and 2022:

Note 14.    Statutory Financial Information of Insurance Subsidiaries (Continued)

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)

	Net	Stockholder's
December 31, 2023	Income (Loss)	Equity

GAAP basis including effects of purchase accounting	$3,678,973	$88,068,225

Adjustments to:
Non-admitted assets	-	(98,076)
Accumulated depreciation	-	38,932
Investment securities and related unrealized gains	(107,784)	1,548,563
Deferred acquisition costs	2,650,956	(24,076,910)
Goodwill and intangible assets	-	(41,975,470)
Policy claim reserves and unearned premiums	(1,444,323)	5,770,955
Deferred income taxes and income taxes payable	766,663	4,834,015
Asset valuation and interest maintenance reserves	(47,831)	(73,562)

Statutory Basis	$5,496,654	$34,036,672

	Net	Stockholder's
December 31, 2022	Income (Loss)	Equity

GAAP basis including effects of purchase accounting	$2,517,905	$83,566,068

Adjustments to:
Non-admitted assets	-	(98,076)
Accumulated depreciation	-	37,332
Investment securities and related unrealized gains	918,262	2,626,520
Deferred acquisition costs	(232,706)	(26,727,865)
Goodwill and intangible assets	-	(41,975,470)
Policy claim reserves and unearned premiums	(70,360)	7,215,278
Deferred income taxes and income taxes payable	(276,236)	4,038,118
Asset valuation and interest maintenance reserves	23,464	(59,181)

Statutory Basis	$2,880,329	$28,622,724

Under state statutes, each of the insurance subsidiaries is required to maintain minimum capital and surplus of $1,500,000.

Insurance regulations limit the amount of dividends that may be paid without approval of the insurance subsidiaries’ regulatory agency. At December 31, 2023 and 2022, there were no undistributed earnings and surplus available for future distributions as dividends are not permitted, without the prior approval of the State of Mississippi Insurance Department.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 14.    Statutory Financial Information of Insurance Subsidiaries (Continued)

The National Association of Insurance Commissioners (NAIC) measures the adequacy of an insurance company’s capital by its risk-based capital ratio (the ratio of its total capital, as defined, to its risk-based capital). The requirements provide a measurement of minimum capital appropriate for an insurance company to support its overall business operations based upon its size and risk profile which considers (i) asset risk, (ii) insurance risk, (iii) interest rate risk, and (iv) business risk. An insurance company’s risk-based capital is calculated by applying a defined factor to various statutory-based assets, premiums, and reserve items, wherein the factor is higher for items with greater underlying risk.

The State of Mississippi statutes have provided levels of progressively increasing regulatory action for remedies when an insurance company’s risk-based capital ratio falls below a ratio of 2:1. As of December 31, 2023 and 2022 (latest information available), the Company’s insurance subsidiaries were in compliance with these minimum capital requirements as follows:

December 31, 2023	AFLIC	AFIC

Total adjusted capital	$10,693,435	$23,343,237
Authorized control level risk-based capital	$992,016	$3,730,432
Ratio of adjusted capital to risk based capital	10.9:1	6.3:1

December 31, 2022	AFLIC	AFIC

Total adjusted capital	$8,762,189	$19,860,535
Authorized control level risk-based capital	$981,025	$4,022,316
Ratio of adjusted capital to risk based capital	9:1	4.9:1

Note 15.    Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of finance receivables. Concentrations of credit risk with respect to finance receivables are limited due to the large number of customers comprising the Company’s customer base. These finance receivables are mainly from customers located in Mississippi, Louisiana, Alabama, Texas and Missouri. The Company also has a risk that its customers will seek protection from creditors by filing under bankruptcy laws. When a customer files for bankruptcy protection, the Company must cease collection activities and petition the bankruptcy court to obtain its collateral or work out a court-approved bankruptcy plan that involves the Company and all other creditors of the customer. It is the Company’s experience that such plans can take an extended period to conclude and often involve a reduction of the interest rate to a court-approved rate.

At December 31, 2023 and 2022, the Company had funds on deposit with depository and investment institutions in excess of insured limits of approximately $18,115,000 and $7,454,000, respectively. The Company periodically assesses the financial condition of the financial institutions in which it conducts transactions and believes the risk of any loss is minimal.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)

Note 16.    Fair Value Measurements

The fair value measurements by input level at December 31, 2023 and 2022 for assets measured at fair value on a recurring basis follow:

December 31, 2023	Total	Level 1	Level 2	Level 3

Equity securities	$2,708,396	$2,708,396	$-	$-
Available-for-sale debt securities:
U.S. Government agencies
and corporations	9,991,929	9,991,929	-	-
Obligations of states and
political subdivisions	27,400,597	-	27,400,597	-
Corporate securities	10,783,110	-	10,783,110	-
Residential mortgage backed securities	1,399,046	-	1,399,046	-
Commercial mortgage-backed
securities	1,253,878	-	1,253,878	-

	$53,536,956	$12,700,325	$40,836,631	$-

December 31, 2022	Total	Level 1	Level 2	Level 3

Equity securities	$2,477,790	$2,477,790	$-	$-
Available-for-sale debt securities:
U.S. Government agencies
and corporations	9,573,970	9,573,970	-	-
Obligations of states and
political subdivisions	36,599,151	-	36,599,151	-
Corporate securities	10,522,386	-	10,522,386	-
Residential mortgage backed securities	603,591	-	603,591	-
Commercial mortgage-backed
securities	1,257,126	-	1,257,126	-

	$61,034,014	$12,051,760	$48,982,254	$-

Certain assets and liabilities are potentially measured at fair value on a nonrecurring basis (for example, when there is evidence of impairment). Assets measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), and intangible assets and other non-financial long-lived assets subject to measurement at fair value for impairment assessment. During the years ended December 31, 2023 and 2022, certain foreclosed real estate assets, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for credit losses based upon the fair value of the foreclosed asset. The fair value of a foreclosed asset, upon initial recognition, is estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. Foreclosed assets measured at fair value upon initial recognition during the year ended December 31, 2023 and 2022 were not material.

First Tower Finance Company LLC and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
Note 17.    Related Party

The Company paid fees to its members for the management of its operations in the amount of $2,998,000 in 2023 and 2022. First Tower LLC (parent of Tower Loan) and the members of First Tower Finance Company LLC (the parent of First Tower LLC) entered into a new revolving Credit Facility in 2021, as discussed in Note 8. At the time the facility was entered into, there were payments of structuring agent fees to members totaling $22,879,000 in 2022. Similar fees were paid to members in 2022 in connection with the issuance of subordinated debt notes payable totaling $835,000. Payments to these related parties were expensed as incurred. No such fees were paid in 2023.

Note 18.    Contingencies

The Company, as outlined in Note 1, Description of Business, is subject to various state and federal regulatory examinations and inquiries as well as other legal actions. The Company and its subsidiaries are sometimes named in litigation, as plaintiff or defendant. As of December 31, 2023, the Company was involved in various legal actions resulting from normal business activities. Many of these actions do not specify an amount of damages. Also, many of these actions are in very early stages of discovery or discovery has not begun. As a result, management is unable to provide an estimate of the probability or range of potential exposure. However, and based on its experience with lawsuits alleging similar claims, management is of the opinion the resolution of such actions will not result in a material adverse effect on the consolidated financial statements.